EXHIBIT 12

          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                        For Year Ended December 31, 2001
                         (Dollar Amounts in Thousands)

                                                                                   ALLEGHENY ENERGY, INC.

                                                            2001            2000             1999             1998             1997

Earnings:

  Net income                                           $ 451,260*      $ 313,652**        285,389**      $ 263,008**      $ 281,296

  Fixed charges (see below)                              299,278         242,307          205,521          203,023          209,574

  Income taxes                                           248,219*        187,424**        166,915**        168,702**        177,716

  Amortization of capitalized interest                       243             116               37                4               --

  Less: capitalized interest                              (9,417)         (5,149)          (2,219)            (828)              --

  Less: preferred dividends                               (5,037)         (5,040)          (7,183)          (9,251)          (9,280)

  Less: income from unconsolidated investees              (1,035)         (2,263)           1,028              (31)             (10)

  Total earnings                                       $ 983,511*      $ 731,047**      $ 649,488**      $ 624,627**      $ 659,296


Fixed Charges:

  Interest on long-term debt                           $ 213,280       $ 172,703        $ 155,198        $ 161,057        $ 173,568

  Other interest                                          70,002          56,621           31,612           19,395           14,409

  Preferred dividends                                      7,742           7,993           11,090           14,695           14,658

  Estimated interest component of rentals                  8,254           4,990            7,621            7,876            6,939

  Total fixed charges                                  $ 299,278       $ 242,307        $ 205,521        $ 203,023        $ 209,574


Ratio of Earnings to Fixed Charges                          3.29            3.02             3.16             3.08             3.15
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* Excludes minority interest and the cumulative effect of an accounting change.

**Excludes the effect of the extraordinary charge.